Exhibit 99.2

Potlatch Corporation
601 W. First Ave., Suite 1600
Spokane, WA 99201
509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Media)	(Investors)
	Mark Benson	Eric Cremers
	509.835.1513	509.835.1521

Potlatch Corporation Announces Proposed Offering of Senior Notes

SPOKANE, Wash—October 26, 2009—Potlatch Corporation (NYSE:PCH) (the “Company”) today announced a proposed offering of $150 million principal amount of senior notes due 2019 (the “Notes”).

A portion of the net proceeds of the offering will be used to repay approximately $73.0 million outstanding under the Company’s senior secured credit facility and the remaining net proceeds will be used for general corporate purposes.

As the offering is a private placement, the notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The notes to be offered have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including, but not limited to, statements regarding the proposed offering of the notes and the anticipated use of proceeds therefrom. These forward-looking statements are based on the Company’s current expectations, estimates and assumptions that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the impact of conditions in the credit markets generally and, in particular, for companies in the markets in which the Company operates, and changes and uncertainty in the United States and international economies, which pose a risk to the overall economy as consumers and businesses may defer purchases in response to tighter credit and negative financial news. For a discussion of additional factors that may cause results to differ, see the Company’s public filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date thereof. The Company does not undertake to update any forward-looking statements.

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